EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemical Financial Corporation:

We consent to the use of our reports dated February 24, 2012, with respect to the consolidated statements of financial position of Chemical Financial Corporation as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Detroit, Michigan
May 4, 2012